EXHIBIT 16.1
September 26, 2005
Securities and Exchange Commission
Washington, D.C. 20549
Ladies and Gentlemen:
     We were previously principal accountants for The Spectranetics Corporation (the Company) and, under the date of March 30, 2005, we reported on the consolidated financial statements of the Company as of and for the years ended December 31, 2004 and 2003, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2004, and the effectiveness of internal control over financial reporting as of December 31, 2004. On September 20, 2005, we were dismissed as principal accountants. We have read the Company’s statements included under Item 4.01 of its Form 8-K dated September 20, 2005, and we agree with such statements, except that we are not in a position to agree or disagree with the Company’s statement that the change was recommended and authorized by the audit committee of the board of directors and we are not in a position to agree or disagree with any of the Company’s statements under Item 4.01(b).
Very truly yours,

KPMG LLP